Exhibit 99.2

9 August, 2013

Julian Clarke appointed chief executive of News Corp Australia

News Corp (NASDAQ: NWS, NWSA; Temp. ASX tickers: NNC, NNCLV) announced today the appointment of Julian Clarke as chief executive of News Corp Australia. He succeeds Kim Williams, who is stepping down from the position following a nearly 20-year career with News Corp. Mr. Clarke begins his new role on Monday, August 12.

Mr. Clarke is an accomplished leader in the media industry and has been associated with News Corp Australia or its associated companies for 30 years, most recently as chairman of The Herald and Weekly Times.

News Corp executive chairman Rupert Murdoch said, “I am so pleased to have Julian taking the helm at News Corp Australia. He is an experienced executive with a unique understanding of our company’s culture, and the immense energy and clarity of vision necessary to drive our properties forward at this challenging time for all media in all countries. He will certainly bring out the very best in the talented teams in our Australian broadcasting, digital and publishing properties, and have the full support of our dynamic global network.”

News Corp chief executive Robert Thomson added, “Julian has vast experience, sublime leadership skills and a profound understanding of the news business. Combined with our deep digital and broadcast bench, his appointment positions us exquisitely for the next phase of development in an era of great upheaval in the media business.”

In addition to its leading stable of newspapers and digital properties and assets, News Corp Australia enjoys a strong broadcasting team, led by Richard Freudenstein of Foxtel and Patrick Delany of FOX SPORTS Australia. News Corp Australia owns 50 per cent of the former, as well as a majority share of REA Group, led by Greg Ellis.

Mr. Clarke said, “It’s a great honour to take on this role in such engaging times. The combination of our assets and talented people makes me confident that we are well placed to embrace the future and further build this exciting company.”

Mr. Clarke served as general manager of The Herald and Weekly Times newspaper division prior to News’ successful takeover bid for the HWT group in 1987. He was then appointed deputy chief executive of Queensland Press and returned to Melbourne in 1991 as managing director of HWT, a position he held for 16 years. Mr. Clarke has held directorships on both News Corp Australia and HWT boards.

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NEWS LIMITED  —  ABN 47 007 871 178  —  2 HOLT STREET  —  SURRY HILLS  —  2010  —  NSW  —  AUSTRALIA

Mr. Clarke is a past board member of the Royal Children’s Hospital in Melbourne and past chairman of the Royal Children’s Hospital Foundation. He is currently a Trustee of Arts Centre Melbourne.

-ends-

Released by News Corp Australia Corporate Affairs

For further details contact:

Adam Suckling – Director of Policy, Corporate Affairs & Community Relations

T: +612 9288 3242

M: +61419 205 488

E: adam.suckling@news.com.au

About News Corp Australia

News Corp Australia is part of one of the world’s largest and leading global media and information services businesses - News Corp.

News Corp Australia’s portfolio of national, metropolitan, regional, community and specialist multi-platform brands include The Australian, The Daily Telegraph, Herald Sun, The Courier-Mail, The Advertiser (Adelaide), The Sunday Times (Perth), The Mercury (Hobart), NT News, Townsville Bulletin, The Cairns Post, Gold Coast Bulletin, Geelong Advertiser, The Weekly Times, news.com.au, Fox Sports, Eureka Report, Business Spectator, Vogue Australia, GQ, donna hay, Kidspot and taste.com.au.

News Corp Australia News also has significant investments in allied Australian media enterprises Foxtel, REA Group and AAP.

NEWS LIMITED  —  ABN 47 007 871 178  —  2 HOLT STREET  —  SURRY HILLS  —  2010  —   NSW  —  AUSTRALIA